EXHIBIT 99.2

RIVERSTONE NETWORKS, INC.

The following information required by Item 305 of Regulation S-K (17 CFR §229.305) ordinarily would appear in Item 7A of the Company’s Form 10-K. We provide this information in order to describe the risks set forth herein to our investors in connection with the financial statements that follow.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk Management

Riverstone’s investments are made in accordance with an investment policy approved by the Board of Directors. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we have invested in may be subject to market risk. This means that a change in prevailing interest rates may cause the fair value of the investment to fluctuate. To minimize this risk, we maintain our portfolio of cash equivalents, short-term investments and long-term investments in a variety of forms, including commercial paper, government and non-government debt securities and money market funds. Our portfolio had an average life of less than one year as of March 1, 2003. We generally place our investments with high credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer or fund. Based upon our investment portfolio, we determined that it was reasonably possible that an interest rate increase or decrease of 50 basis points could be experienced in the near term. A hypothetical 0.50% (50 basis points) change in interest rates would result in an increase or decrease of approximately $1.6 million in the fair market value of the portfolio.

Our convertible subordinated notes were issued at a fixed interest rate and with fixed conversion rates and, therefore, do not expose us to the risk of earnings or cash flow loss due to changes in market interest rates. However, the interest rate fluctuations impact the fair value of our convertible subordinated notes and expose us to a risk of economic loss. We have performed a sensitivity analysis as of March 1, 2003, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of interest rates with all other variables held constant. The analysis covers our fixed rate convertible subordinated notes and is based upon our assumed overall maturity of five years for the long-term debt. The discount rate used was based upon the market interest rate in effect at March 1, 2003. The sensitivity analysis indicated that a hypothetical 10% adverse movement in the interest rate would result in a decrease in the fair value of our convertible subordinated debt of approximately $2.0 million at March 1, 2003.

Foreign Currency Risk Management

The Company transacts business in various non-U.S. currencies, primarily the British Pound, Euro and Japanese Yen. The Company has established a foreign currency risk management program designed to protect against reductions in value and volatility of future cash flows caused by changes in exchange rates. The Company uses currency forward contracts in these risk management programs. This program reduces, but does not always entirely eliminate, the impact of currency exchange movements. Based upon our currency sensitivity analysis as of March 1, 2003, a hypothetical 10% increase or decrease in the exchange rates of the British Pound, the Euro and the Japanese Yen would yield a change in fair value of our forward contracts by approximately $0.2 million for all contracts.

RIVERSTONE NETWORKS, INC.

CONSOLIDATED BALANCE SHEET

(in thousands, except share amounts)

March 1, 2003
Assets
Current assets:
Cash and cash equivalents	$99,610
Short-term investments	120,218
Accounts receivable, net of allowances of $998	13,115
Inventories	10,217
Prepaid expenses	1,952
Other current assets	3,997

Total current assets	249,109

Long-term investments	122,498
Property and equipment, net	13,635
Goodwill	6,324
Other intangible assets, net	17,905
Other long-lived assets	10,361

Total assets	$419,832

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,121
Accrued compensation	6,723
Accrued liabilities	9,577
Deferred income on shipments to resellers	13,719
Deferred revenue on maintenance contracts	3,524
Convertible subordinated notes	147,000

Total current liabilities	192,664

Long-term deferred revenue on maintenance contracts	3,883
Securities litigation settlement accrual	20,250
Other long-term liabilities	2,086

Commitments and contingencies (see Note 17)

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 2,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.01 par value per share; 300,000,000 shares authorized; 130,609,331 shares issued and outstanding	1,306
Additional paid-in capital	467,095
Accumulated deficit	(254,987)
Unearned stock-based compensation	(13,965)
Accumulated other comprehensive income	1,500

Total stockholders’ equity	200,949

Total liabilities and stockholders’ equity	$419,832

See accompanying notes to consolidated financial statements

RIVERSTONE NETWORKS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

Year Ended March 1, 2003
Net revenues	$69,869
Cost of revenues	47,572

Gross profit	22,297

Operating expenses:
Research and development	47,754
Sales and marketing	46,693
General and administrative	11,885
Reseller litigation settlement	(11,507)
Restructuring charges	6,639

Total operating expenses	101,464

Operating loss	(79,167)

Other income	20,717
Interest expense	(8,247)
Securities litigation settlement charges	(20,250)

Loss before income tax provision	(86,947)
Income tax provision	857

Net loss	$(87,804)

Basic and diluted net loss per share	$(0.71)

Shares used in per share calculation	123,122

See accompanying notes to consolidated financial statements

RIVERSTONE NETWORKS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

Year Ended March 1, 2003
Cash flows from operating activities:
Net loss	$(87,804)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,028
Amortization	3,786
Stock-based compensation	3,139
Non-cash restructuring costs	1,647
Loss on investments	1,320
Gain on extinguishment of debt	(10,460)
Gain on sale of marketable securities	(3,147)
Loss on disposal of assets	376
Changes in assets and liabilities:
Accounts receivable	(5,249)
Inventories	6,361
Prepaid expenses and other current assets	8,936
Other long-lived assets	9,737
Accounts payable and other liabilities	(13,303)
Deferred income and revenue	(3,907)

Net cash used in operating activities	(78,540)

Cash flows from investing activities:
Acquisition of assets, net of cash	(1,785)
Capital expenditures	(5,698)
Proceeds from maturities of available-for-sale marketable securities	334,966
Proceeds from sales of available-for-sale marketable securities	265,229
Purchases of available-for-sale marketable securities	(521,269)

Net cash provided by investing activities	71,443

Cash flows from financing activities:
Proceeds from issuance of common stock	1,751
Net transfers and adjustments from Cabletron	(2,500)
Repurchases of convertible subordinated notes	(16,890)

Net cash used in financing activities	(17,639)

Effect of foreign exchange rate changes on cash	1,291

Decrease in cash and cash equivalents	(23,445)
Cash and cash equivalents, at beginning of period	123,055

Cash and cash equivalents, at end of period	$99,610

Supplemental disclosures of cash flow information:
Interest paid	$7,360
Income taxes paid	1,032
Non-cash investing activities:
Common stock and options issued in connection with an acquisition	17,326

See accompanying notes to consolidated financial statements

RIVERSTONE NETWORKS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Unearned Stock-Based Compensation	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance, March 2, 2002, (as previously reported)	122,351	$1,224	$451,645	$(72,175)	$(6,543)	$944	$375,095
Restatement adjustments (Note 3)	—	—	—	(95,008)	—	(525)	(95,533)

Balance, March 2, 2002 (as restated)	122,351	1,224	451,645	(167,183)	(6,543)	419	279,562
Components of comprehensive loss:
Net loss	—	—	—	(87,804)	—	—	(87,804)
Accumulated translation adjustments	—	—	—	—	—	1,091	1,091
Unrealized loss on marketable securities	—	—	—	—	—	(10)	(10)

Total comprehensive loss							(86,723)
Sale of common stock under employee stock purchase and option plans	948	9	1,742	—	—	—	1,751
Issuance of common stock in connection with the Pipal acquisition	7,310	73	5,647	—	—	—	5,720
Unearned stock-based compensation related to options assumed in acquisition	—	—	11,606	—	(11,606)	—	—
Amortization of unearned stock-based compensation	—	—	—	—	3,139	—	3,139
Adjustments to unearned stock-based compensation	—	—	(1,045)	—	1,045	—	—
Adjustment to net transfers from Cabletron	—	—	(2,500)	—	—	—	(2,500)

Balance, March 1, 2003	130,609	$1,306	$467,095	$(254,987)	$(13,965)	$1,500	$200,949

See accompanying notes to consolidated financial statements

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business Operations

Riverstone Networks, Inc. and its wholly-owned subsidiaries (collectively “Riverstone” or the “Company”) is a leading provider of data transmission routing equipment for metro Ethernet networks. Riverstone’s metro routers and accompanying products are designed to meet customers’ IP networking requirements in support of voice, video, and data services. Riverstone products enable carriers to offer these services across existing revenue-generating networks and new Ethernet deployments.

The Company was created by the combination of two businesses previously acquired by Cabletron Systems, Inc. (“Cabletron”) and renamed Riverstone. Riverstone completed its initial public offering on February 22, 2001. On August 6, 2001, (the “Distribution Date”), Cabletron distributed all of its shares of Riverstone’s common stock to its stockholders, and Riverstone ceased to be a subsidiary of Cabletron. These accompanying consolidated financial statements reflect the historical basis of the Cabletron-owned assets and liabilities, which were transferred at the Distribution Date. Cabletron is now known as Enterasys Networks, Inc. (“Enterasys”).

Note 2. Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements include the accounts of Riverstone and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Fiscal Year-End

The Company utilizes a 52-53 week fiscal year ending on the Saturday closest to the last calendar day in February. The fiscal year ended March 1, 2003 (“fiscal year 2003”) includes 52 weeks.

(c) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

(d) Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, short-term and long-term investments and trade receivables. The Company’s investment policy is designed to limit exposure from any one institution. The Company performs periodic evaluations of the relative credit standing of the financial institutions that are considered in its investment strategy. The Company is exposed to credit risk in the event of default by the financial institutions or issuers of investments to the extent of the amount recorded on the balance sheet.

The Company’s non-reseller customers include local exchange carriers, long distance carriers, inter-exchange carriers, Internet service providers, metropolitan service providers, content hosting providers and cable operators. The Company’s network of resellers consists of companies that are typically not highly capitalized and if anticipated levels of sell-through are not achieved, then the Company’s ability to collect receivables from such customers could be adversely affected. The Company performs periodic credit evaluations of both its reseller and non-reseller customers’ financial condition and generally does not require collateral or other security against trade receivable balances.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(e) Cash and Cash Equivalents and Investments

Riverstone considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents. Cash equivalents consist of money market funds, commercial paper and government securities.

At March 1, 2003, all marketable debt and equity securities were designated as available-for-sale and are reported at fair market value with unrealized gains and losses, net of income taxes, included in “Accumulated other comprehensive income” as a separate component of stockholders’ equity in the consolidated balance sheet. When the fair value of an investment declines below its original cost, the Company considers all available evidence to evaluate whether the decline in value is other-than-temporary. Among other things, the Company considers the duration and extent to which the market value has declined relative to its cost basis and economic factors influencing the markets. Unrealized losses considered other-than-temporary are charged to “Other income” in the consolidated statement of operations in the period in which the determination is made. The gain or loss on securities sold is based upon the specific identification method.

(f) Accounts Receivable

The Company continually monitors and evaluates the collectibility of its trade receivables based upon a combination of factors. Riverstone records specific allowances for bad debts when it becomes aware of a specific customer’s inability to meet its financial obligation such as in the case of bankruptcy filings or substantial deterioration of financial position. The Company uses estimates in determining its allowances for all other customers based upon factors such as current trends, the length of time the receivables are past due and historical collection experience.

(g) Inventories

Inventory cost is computed on a currently adjusted standard basis (which approximates actual cost on a first-in, first-out basis). Finished goods inventory is determined to be saleable based upon a demand forecast within a specific time horizon, generally 12 months or less. Inventory carrying values are adjusted for quantities in excess of estimated future demand or obsolescence, and the remaining inventory is valued at the lower of cost or market.

(h) Property and Equipment

Property and equipment are stated at original cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which, for equipment and software range from 3 to 5 years, for furniture and fixtures are 5 years and for leasehold improvements are the lesser of the estimated useful life or the lease term.

(i) Goodwill and Other Intangible Assets

Goodwill is carried at cost less accumulated amortization recognized through March 2, 2002. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), on March 3, 2002. SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized and, instead, be tested for impairment on a periodic basis. The Company tests goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is to screen for potential impairment while the second step measures the amount of the impairment, if any. The Company performs goodwill impairment tests annually and whenever events or circumstances occur which indicate that goodwill might be impaired.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

To test for goodwill impairment, the Company performs a fair value assessment of the Company’s single reporting unit and compares the fair value to its carrying amount. Based on this analysis, the Company concluded there was no impairment of the goodwill at December 2, 2002, the date of the Company’s annual test. However, future goodwill impairment tests could result in a charge to earnings.

Intangible assets with definite lives consist of workforce-in-place and purchased technology. Amortization is provided on a straight-line basis over the estimated useful life of 3 years and 4 years, respectively.

(j) Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Riverstone periodically evaluates the carrying value of long-lived assets and certain identifiable intangibles for impairment, when events and circumstances indicate that the book value of an asset may not be recoverable. If, in the future, management determines the existence of impairment indicators, the Company would generally use undiscounted cash flows to initially determine whether impairment should be recognized. If necessary, the Company would perform a subsequent calculation to measure the amount of the impairment loss based upon the excess of the carrying value over the fair value of the impaired assets.

(k) Revenue Recognition

The Company derives its revenue primarily from two sources: a) hardware products revenue and b) services and support revenue. The Company considers the following basic criteria in evaluating revenue recognition on its sales transactions: persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

When a sale involves multiple deliverables, such as bundled products and services, that represent separate units of accounting, the entire fee from the arrangement is allocated to each respective deliverable based upon its relative fair value or using the residual method, as circumstances dictate. The amounts allocated are recognized when revenue recognition criteria for each deliverable are met. The amount and timing of product and service revenue recognized is affected by management’s judgment as to whether an arrangement includes multiple deliverables and, if so, whether objective and reliable evidence of fair value exists for those deliverables.

The majority of the Company’s sales are generated through its resellers. Revenue from these customers is generally recognized on the sell-through basis of revenue recognition, provided persuasive evidence of an arrangement exists and the price is fixed or determinable. Because of the Company’s present inability to obtain reliable evidence of physical sell-through information from all of its resellers for historical transactions, management has concluded that, in general, cash receipt currently provides the most relevant evidence of sell-through. However, in cases where cash has been received and the Company has reliable evidence that the product has not been sold through, revenue is deferred until the Company obtains reliable evidence of sell-through. Related service and maintenance contracts are recognized ratably over the period the services are performed, once cash has been received. The associated cost of hardware products revenue is also deferred until the earlier of when management determines the carrying value of the related inventory is not otherwise recoverable or revenue recognition occurs. As presented in the consolidated balance sheet, “Deferred income on shipments to resellers” includes deferred revenue less associated deferred cost of products sold.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company generally recognizes revenue and related cost of revenue upon shipment of products to non-resellers, provided that there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectibility is reasonably assured. If uncertainties exist, revenue is recognized when the uncertainties are resolved. Revenues from service and maintenance contracts from non-reseller customers are recognized ratably over the period the services are performed, typically 1 to 5 years. The Company provides a reserve for estimated non-reseller returns based upon historical returns, contractual rights, analysis of credit memo data and return policies.

Many customers purchase extended service and maintenance contracts for terms typically ranging from 1 to 5 years. These contracts are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Technical Bulletin 90-1, Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts.

(l) Warranty Costs

The Company accrues estimated warranty costs at the time of product shipment. The Company’s standard warranty period generally extends twelve months from the date of shipment and the Company’s warranty accrual represents the best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. The Company’s estimates for warranty costs are based upon its installed base, historical and anticipated rates of warranty claims and actual costs of repair or replacement.

(m) Shipping Costs

Shipping costs are charged to cost of revenues as incurred.

(n) Stock-Based Compensation

The Company accounts for its employee stock compensation plans, consisting of a stock option plan and a stock purchase plan, under the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“Opinion 25”) and related interpretations. Under Opinion 25, compensation expense is recognized on the measurement date based upon the difference, if any, between the fair value of the Company’s common stock and the amount an employee must pay to acquire the common stock. The Company amortizes expense associated with stock-based compensation under Opinion 25, generally acquisition-related compensation expense and expense related to options granted prior to the Company’s initial public offering, on a straight-line basis over the vesting period, generally four years.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), as amended by SFAS No. 148, Accounting for Stock-based Compensation—Transition and Disclosure (“SFAS 148”). Had the Company elected to adopt the fair value provisions of SFAS 123, pro forma net loss and net loss per share would be as follows (in thousands, except per share amounts):

Year Ended March 1, 2003
Net loss—as reported	$(87,804)
Add: amortization of unearned stock compensation included in reported net loss	3,139
Less: total stock-based employee compensation expense determined under the fair value method	(40,668)

Pro forma net loss	$(125,333)

Basic and diluted net loss per share:
As reported	$(0.71)

Pro forma	$(1.02)

(o) Research and Development

Research and development costs are charged to expense when incurred, except that costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs are capitalized. Capitalized software costs are amortized on a straight-line basis over the estimated economic life of the product, which is generally 3 years.

(p) Advertising Costs

The Company expenses advertising costs as incurred. Total advertising expense was $3.2 million for the fiscal year ended March 1, 2003.

(q) Income Taxes

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). A valuation allowance for net deferred tax assets has been recorded to reflect management’s conclusion, based upon the criteria specified in SFAS 109, that it is more likely than not that the Company’s net deferred tax assets will not be realized.

(r) Foreign Currency Translation and Transaction Gains and Losses

The assets and liabilities of foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date and income and expense accounts are translated at average exchange rates during the reporting period. Resulting translation adjustments are reflected in “Accumulated other comprehensive income,” a component of stockholders’ equity. Foreign currency transaction gains and losses are reflected in “Other income” in the consolidated statement of operations in the period incurred.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(s) Fair Values of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short maturities of these financial instruments. The fair value of the Company’s short-term and long-term investments is determined using quoted market prices for these securities and is discussed in Note 5, “Marketable Securities.” The fair value of the 3.75% convertible subordinated notes of $100.3 million at March 1, 2003, is determined using quoted market prices.

(t) Derivative Instruments

The Company transacts business in various non-U.S. currencies, primarily the British Pound, Euro and Japanese Yen. The Company has established a foreign currency risk management program designed to protect against reductions in value and volatility of future cash flows caused by changes in exchange rates.

The Company uses forward contracts to hedge monetary assets and liabilities, primarily receivables and payables, denominated in foreign currencies. These contracts are not designated as hedging instruments and, therefore, the change in the instrument’s fair value is recognized currently in earnings and is reported as a component of other income. The change in the fair value of these instruments represents a natural hedge as their gains and losses offset the changes in the underlying fair value of the monetary assets and liabilities due to movements in currency exchange rates. These contracts generally expire in three months or less. The aggregate fair value of the Company’s forward contracts to buy and sell foreign currencies at March 1, 2003 was immaterial.

(u) Transfer of Financial Assets

From time to time during the fiscal year ended March 1, 2003, the Company transferred specifically identified accounts receivable balances from customers to financing institutions, on a limited recourse basis. The Company recorded such transfers as sales of the related accounts receivable when it was considered to have surrendered control of such receivables under the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

(v) New Accounting Pronouncements

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus on one issue with respect to EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“EITF 03-1”). EITF 03-1 provides guidance on the new disclosure requirements for other-than-temporary impairment and its application to debt and marketable equity investments that are accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The new requirements are effective for fiscal years ending after December 15, 2003. The implementation of EITF 03-1 is not anticipated to have a material impact on the Company’s consolidated financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”), which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. This statement is effective immediately for all financial instruments created or modified after May 31, 2003 and by the first interim period commencing after June 15, 2003 for existing financial instruments. The Company adopted SFAS 150 during fiscal year 2004 and its adoption did not materially affect the Company’s consolidated financial position or results of operations.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2003, the FASB issued Financial Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). The FASB issued FIN 46R, a revision to FIN 46, in December 2003. FIN 46R establishes accounting guidance for consolidation of a variable interest entity (“VIE”), formerly referred to as special purpose entities. FIN 46R applies to any business enterprise, both public and private, that has a controlling interest, contractual relationship or other business relationship with a VIE. FIN 46 provides guidance for determining when an entity (the “Primary Beneficiary”) should consolidate another entity, a VIE, that functions to support the activities of the Primary Beneficiary. FIN 46R deferred the effective date of FIN 46 for public companies to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the unmodified provisions of FIN 46 to entities that were previously considered “special-purpose entities” in practice and under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. FIN 46R applies immediately to a VIE created or acquired after January 31, 2003. The Company currently has no contractual or other business relationship with a VIE and, therefore, the adoption of FIN 46R will not have an effect on the Company’s consolidated financial position or results of operations.

In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), which requires certain guarantees to be recorded as liabilities at fair value. FIN 45 requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote. FIN 45 is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, and are applicable for the Company (see Note 18). The Company adopted FIN 45 in the fourth quarter of fiscal year 2003 and its adoption did not have a material impact on the Company’s consolidated financial position or results of operations.

In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 provides guidance on how to account for arrangements that involve multiple products and services and /or rights to use assets. EITF 00-21 applies to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company adopted EITF 00-21 in the third quarter of fiscal year 2004 and its adoption did not have a material impact on the Company’s consolidated financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with an Exit or Disposal Activity (“SFAS 146”). SFAS 146 revises the accounting for exit and disposal activities under EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) (“EITF 94-3”), by spreading out the reporting of expenses related to restructuring activities. A commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most restructuring activities. Instead, companies will record exit or disposal costs when they are “incurred” and can be measured at fair value. In addition, the resultant liabilities will be subsequently adjusted for changes in estimated cash flows. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS 146, and liabilities previously recorded under EITF 94-3 are grandfathered. The Company adopted SFAS 146 on January 1, 2003, during the fourth quarter of its fiscal year 2003, and its adoption did not have a material effect on the Company’s consolidated financial position or results of operations.

In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (“SFAS 145”). SFAS 145 eliminates

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement 4 as amended, which required gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in APB Opinion No. 30 Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, will now be used to classify those gains and losses. SFAS 145 amends SFAS No. 13, Accounting for Leases (“SFAS 13”) to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with the FASB’s goal of requiring similar accounting treatment for transactions that have similar economic effects. In addition, SFAS 145 makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances they may change accounting practice. SFAS 145 is effective for fiscal years beginning after May 15, 2002 for the provisions related to the rescission of Statements 4, as amended, and for all transactions entered into beginning May 15, 2002 for the provision related to the amendment of SFAS 13, although early adoption is permitted. The Company adopted SFAS 145 in the first quarter of its fiscal year 2003, resulting in the reclassification of a previously reported extraordinary gain of $6.3 million, net of tax of $4.2 million, to “Other income” in the consolidated statement of operations.

Note 3. Restatement

On April 25, 2003, the Company announced that it had received a request from the United States Securities and Exchange Commission (“SEC”) for the voluntary production of certain information in connection with the Company’s accounting practices, specifically related to recognizing revenue for sales transactions involving contingencies, sales to customers in which the Company may have had an investment interest, and sales to customers from whom the Company was purchasing product at or about the same time. The SEC subsequently issued a formal order of investigation. In response to the SEC’s request, the Company began voluntarily cooperating with the SEC and also commenced an internal investigation of its accounting practices under the direction of a Special Committee of its Board of Directors. The Special Committee engaged independent outside counsel and independent forensic accountants to perform the investigation. The investigation discovered previously undisclosed Company communications and other information calling into question the appropriateness and timing of revenues recognized from certain customers. Among the matters discovered in the course of the investigation were: (i) unauthorized side arrangements and other evidence of unauthorized promises made by certain former Company representatives that provided customers, particularly resellers, with undisclosed rights of return or other forms of concession not previously communicated and, therefore, which were not previously accounted for in the Company’s consolidated financial statements, (ii) evidence indicating revenue was improperly recognized on sales to customers in which the Company had an investment interest that did not have business substance, and (iii) improper accounting for barter transactions. Based upon the preliminary findings of the investigation, the Company announced on July 21, 2003 that investors should not rely on its historical financial statements and auditors’ reports thereon or its financial results announced for any period and that it intended to restate its previously reported consolidated financial statements for the fiscal year ended March 2, 2002, and its previously reported interim consolidated financial statements for the first three quarters of fiscal year 2003. As a result of the restatement process, the Company delayed the filing of its fiscal year 2003 and 2004 Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q for the quarters ending May 31, 2003, August 30, 2003, November 29, 2003 and May 29, 2004. The Special Committee completed its investigation in September 2003 and directed Company management to complete the restatement process thereafter. The Company’s restatement process included initiation of a program intended to correct internal control deficiencies that contributed to conduct of, and the failure to detect, the unauthorized activities that resulted in the restatements of previously reported fiscal year 2002 and 2003 financial information. In the course of implementing this program, management has satisfied itself that all employees believed to be involved in unauthorized activities have either resigned or been terminated.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accumulated deficit as of March 2, 2002, as restated in the consolidated statement of stockholders’ equity, includes the cumulative effect of the adjustments made by the Company as of March 2, 2002 as a result of the restatement process. As noted above, various adjustments have been recorded related to findings of the investigation conducted under the direction of the Board of Directors. Many of these adjustments have been recorded in specific periods using the benefit of hindsight as the Company believes such presentation is the most appropriate even though such adjustments may not have been recorded in those specific periods had the Company issued its financial statements on a timely basis. As discussed below, the Company’s restatement process included making a significant change in its revenue recognition accounting policy for sales to resellers, from recognition on shipment (i.e., on a “sell-in” basis) to recognition upon sale by the reseller (i.e., on a “sell-through” basis). This change from sell-in to sell-through accounting had a significant impact on previously reported allowances for doubtful accounts and customer returns, inventories and deferred income and revenue. Additionally, based upon the findings of the investigation, which indicated certain of the Company’s sale/investment transactions lacked business substance, the Company reevaluated those transactions and reversed substantially all of those investments, as well as revenue previously recorded prior to, contemporaneously with, or after acquiring an equity interest in those customers. The related adjustments had a significant impact on previously reported long-term investments. Lastly, in the course of preparing the restated consolidated balance sheet at March 2, 2002 to properly reflect its sales and investment transactions, the Company identified other items and errors for which accounting adjustments were necessary. Set forth below is an analysis of the effects of the restatement on the Company’s consolidated balance sheet at March 2, 2002, followed by a description of the adjustments by category (in thousands):

Accumulated deficit as of March 2, 2002, as previously reported	$(72,175)
Restatement adjustments to decrease assets:
Accounts receivable	(33,805)
Inventories	(3,561)
Long-term investments	(36,836)
Other current and non-current assets	(4,769)

Restatement adjustments to assets	(78,971)
Restatement adjustments to increase liabilities:
Deferred income and revenue	(16,021)
Other current liabilities	(16)

Restatement adjustments to liabilities	(16,037)

Net restatement adjustments	(95,008)

Accumulated deficit as of March 2, 2002, as restated	$(167,183)

Change in Revenue Recognition to the Sell-Through Basis

The Company sells a majority of its products through resellers and, prior to the discovery of the facts described later in this paragraph, had reported revenue from sales to resellers on a sell-in basis. Business arrangements with the Company’s resellers were previously believed to require payment within a customary collection period and provide limited return rights under specific circumstances. Under the provisions of SFAS No. 48, Revenue Recognition When Right-of-Return Exists (“SFAS 48”), specific criteria must be met for revenue to be recognized upon shipment when the buyer has the explicit or implicit right to return the product. The Company previously concluded that the criteria of SFAS 48 had been satisfied and revenue from its resellers was recognized on a sell-in basis, net of allowances for estimated returns. As a result of the Special Committee’s investigation and additional procedures performed by management, the Company identified certain sales arrangements with resellers where it did not meet the criteria of SFAS 48 that require the vendor’s obligation to

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the buyer be complete and the fees be fixed or determinable at the time of product shipment. It was found that certain former Company representatives had provided concessions outside the authorized contractual terms, including the right to return unsold product for a refund or credit (a “stock return”), or exchange unsold product for different product (a “stock rotation”). In addition, in some instances, pursuant to unauthorized side arrangements or other understandings, resellers were not obligated to pay for delivered products until they had sold them to end user customers. The pervasiveness of unauthorized side arrangements and granting of various forms of concessions caused the Company to conclude that the sell-in model was not appropriate for sales to resellers. Accordingly, the consolidated financial statements reflect a revenue recognition policy for sales to resellers on a sell-through basis. Because of the Company’s present inability to obtain reliable evidence of physical sell-through information from all of its resellers for historical transactions, management has concluded that, in general, cash receipt currently provides the most relevant evidence of sell-through. However, in cases where cash has been received and the Company has reliable evidence that product has not sold through, revenue remains deferred until the Company obtains reliable evidence of sell-through. The impact on the previously reported March 2, 2002 accumulated deficit from the change to the sell-through basis of revenue recognition on sales to resellers was an increase of $31.4 million.

Sales/Investment Transactions

The Company, in certain instances, sold its products and services to customers prior to, contemporaneously with, or after acquiring an equity position in those customers. As a result of the Special Committee’s investigation and additional procedures performed by management, the Company has determined that substantially all of these transactions either lacked economic substance or the fair value of the underlying equity investments was unreliable because certain former Company representatives had inappropriately influenced the valuation process. As a result, the carrying value of substantially all such investments was reduced by the amount of product or service revenue previously recognized in the restatement of the Company’s consolidated balance sheet at March 2, 2002. The remaining balance of equity investments in customers totals $0.3 million at March 1, 2003. The impact on the previously reported March 2, 2002 accumulated deficit from these adjustments was an increase of $51.7 million.

Barter Transactions

During fiscal 2002, the Company engaged in several transactions with customers from whom it was also procuring products and services at or about the same time. As a result of the Special Committee’s investigation and additional procedures performed by management, the Company subsequently determined that it had improperly recognized revenue and capitalized costs associated with some of these transactions. Accordingly, adjustments were recorded to offset the originally capitalized amounts against the related revenues as of the original transaction dates. The impact on the previously reported March 2, 2002 accumulated deficit from these adjustments was an increase of $6.0 million.

Non-Reseller Adjustments

In the course of its investigation, the Company identified a limited number of non-reseller customers where collectability was not reasonably assured or extended payment terms were granted. In these instances, the Company deferred recognition of revenue until all revenue recognition criteria were met. In addition, the Company identified a limited number of non-reseller customers to whom return rights and stock rotation rights were granted after payment had been received. Based on these findings, the Company has continued to defer the recognition of revenue, after cash has been received, by the amount that such specified non-resellers were permitted to return. The impact on the previously reported March 2, 2002 accumulated deficit from these adjustments was an increase of $4.5 million.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4. Asset Purchase

On January 3, 2003, Riverstone acquired Pipal Systems, Inc. (“Pipal”), a privately held development stage company. As of the date of the acquisition, Pipal had not generated any revenues from the sale of products. Accordingly, the transaction was accounted for as a purchase of a group of net assets in accordance with SFAS 142 and EITF Issue No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, rather than as a business combination. Under the terms of the purchase agreement, the Company issued 0.4 million shares of unrestricted and 6.9 million shares of restricted common stock and agreed to pay $4.2 million in cash in exchange for all of Pipal’s outstanding capital stock. In addition, the Company agreed to pay $0.3 million and to grant stock options to purchase 0.7 million shares of the Company’s common stock for Pipal’s outstanding stock options. The cash consideration is payable 10 years after the closing of the transaction with an accelerated payout over a vesting period, ranging from the closing of the transaction to 4 years, if the individual remains employed by Riverstone. The Company also assumed debt totaling $6.6 million. Prior to the acquisition of Pipal, the Company had made loans to Pipal in the amount of $0.7 million, which were forgiven in connection with the net asset purchase.

Riverstone recorded the cost of the Pipal asset purchase at $23.3 million, including direct costs of $0.8 million, based upon the cash consideration payable and the value of unrestricted and restricted shares issued and stock options granted to the shareholders of Pipal. The unrestricted common stock issued in the acquisition was valued using the average closing price of Riverstone’s common stock over the three-day period prior to and including the transaction closing date of January 3, 2003. The fair value of the restricted stock and the stock options of $16.4 million was calculated using the Black-Scholes option-pricing model with inputs of 148.4% for volatility, expected life of 4 years from date of grant, risk-free interest rate of 1.27%, dividend rate of 0% and the average closing price of Riverstone’s common stock of $2.17, calculated using the closing price for the three days prior to, and the date of, the acquisition. Below is a summary of the total purchase price (in thousands):

Cash	$4,417
Loans to Pipal	715
Value of common stock and options issued	17,326
Acquisition direct costs	833

Total purchase price	$23,291

The allocation of the purchase price is as follows (in thousands):

Fair value of tangible assets acquired	$378
Amortizable intangible assets:
Workforce-in-place	5,178
Purchased technology	13,582
Accounts payable and other current liabilities	(1,709)
Notes payable	(6,550)
Unearned stock-based and other compensation	12,412

Total purchase price	$23,291

At the time of the purchase, Pipal had spent approximately $10 million on research and development of advanced Ethernet and multi-protocol label switching (MPLS) technologies. Purchased technology consists of products for which technological feasibility has been established. These products include Pipal’s 16x10GIGE line card chassis which has surpassed all major development milestones. Pipal had 44 employees consisting primarily of engineers with expertise in Internet Protocol routing technologies. Both purchased technology and workforce-in-place were valued by management, with the assistance of an independent third party appraiser,

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

using the excess earnings method of the income approach for purchased technology and cost approach for workforce-in-place. The fair values of purchased technology and workforce-in-place will be amortized on a straight-line basis over the remaining useful lives of 4 and 3 years, respectively. The acquisition of Pipal is part of the Company’s strategy to bring enhanced network functionality and service creation capabilities to carrier and other mission critical networks.

Approximately 6.9 million of the 7.3 million shares of the Company’s common stock issued to Pipal stockholders were restricted and subject to repurchase rights, which lapse over specified periods. The unvested restricted stock issued and options granted had an aggregate intrinsic value of $11.6 million, which has been allocated to unearned stock-based compensation and is being amortized to stock-based compensation expense over the vesting periods, which range from the close of the transaction to 4 years.

In connection with the Pipal acquisition, the Company entered into employment agreements or offer letters with the employees of Pipal which committed the Company to pay up to an aggregate of $4.6 million of cash contingent upon the employee’s continued employment with the Company. Payment will be according to a quarterly schedule commencing in the first quarter of fiscal year 2004 and ending in the fourth quarter of fiscal 2006. All or portions of the four last quarterly payments may be paid on an accelerated basis if certain milestones are accomplished in accordance with a predetermined schedule. These payments, to the extent made, will be recorded as compensation expense at the time they are earned.

Note 5. Marketable Securities

Available-for-sale marketable securities consisted of the following at March 1, 2003 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Money market funds	$83,585	$—	$—	$83,585
Government securities	102,261	678	—	102,939
Auction rate securities	91,050	—	—	91,050
Corporate notes	46,710	418	(10)	47,118
Medium term notes	3,332	4	—	3,336
Marketable equity securities	336	—	(52)	284

Total available-for-sale securities	327,274	1,100	(62)	328,312
Less amounts classified as cash equivalents	85,594	2	—	85,596

Total	$241,680	$1,098	$(62)	$242,716

Sales of marketable securities during fiscal year 2003 resulted in gross realized gains of $3.2 million and gross losses which were not significant. Realized gains and losses were calculated based upon the cost of specific securities sold.

The amortized cost and fair value of investments in available-for-sale marketable debt securities at March 1, 2003, by contractual maturity, were as follows (in thousands):

	Amortized Cost	Fair Value

Mature within one year	$205,788	$205,814
Mature between one year and two years	73,091	73,565
Mature between two years and three years	48,059	48,649

Total	$326,938	$328,028

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6. Supplemental Balance Sheet Information

Inventories

Inventories were as follows (in thousands):

March 1, 2003
Raw materials	$2,484
Finished goods	7,733

Total	$10,217

Property and Equipment

Property and equipment were as follows (in thousands):

March 1, 2003
Equipment	$19,176
Software	12,266
Furniture, fixtures and leasehold improvements	4,599

36,041
Accumulated depreciation and amortization	(22,406)

Total	$13,635

Other Intangible Assets

Other intangible assets were as follows (in thousands):

	Cost	Accumulated Amortization	Net
Purchased technology	$13,582	$(568)	$13,014
Workforce-in-place	5,178	(287)	4,891

	$18,760	$(855)	$17,905

Amortization expense for other intangible assets of $0.9 million was included in cost of revenues and operating expenses for fiscal year 2003.

The future annual amortization expense of the other intangible assets existing as of March 1, 2003, is expected to be as follows (in thousands):

Fiscal Years
2004	$5,121
2005	5,121
2006	4,834
2007	2,829

Total	$17,905

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Long-lived Assets

Included in other long-lived assets is $4.5 million of unamortized capitalized software costs. Amortization of capitalized software costs was $0.1 million for fiscal year 2003.

Note 7. Restructuring Charges

In February 2003, subsequent to the close of the Pipal asset purchase, the Company’s management approved restructuring actions (“Q4 2003 Restructuring”) and recorded a restructuring charge of $1.2 million. This charge consisted of $0.5 million for severance and other employee costs resulting from a reduction in workforce of approximately 30 employees across all business functions and job classes, as well as $0.7 million related to a write-off of equipment.

In August 2002, the Company’s management approved restructuring actions (“Q2 2003 Restructuring”) and recorded a restructuring charge of $5.5 million. The charge was comprised of $4.5 million and $1.0 million relating to severance and benefits, and the write-off of equipment, respectively. Charges relating to severance and other employee costs resulted from a reduction in force of approximately 125 employees, across all geographic locations, business functions and job classes.

In February 2002, the Company announced a restructuring (“2002 Restructuring”). The 2002 Restructuring program included a worldwide workforce reduction, discontinuance of a product line and an asset write-off related to the workforce reduction and discontinued product line. At March 2, 2002, the Company had accrued $0.5 million relating to severance.

The table below sets forth an analysis of the restructuring activities during fiscal year 2003, as well as payments and charges made against the reserve (in thousands):

	Severance and Benefits	Asset Disposals	Total
Balance at March 2, 2002	$457	$—	$457
Additions:
Q2 2003 restructuring	4,499	987	5,486
Q4 2003 restructuring	493	660	1,153
Charges utilized	(4,901)	(1,647)	(6,548)

Balance at March 1, 2003	$548	$—	$548

Charges utilized include $1.6 million of non-cash charges during fiscal year 2003. The remaining balance at March 1, 2003 is included in “Accrued liabilities” on the consolidated balance sheet.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8. Borrowing Arrangements

In November 2001, the Company issued to qualified institutional buyers $175.0 million aggregate principal amount of 3.75% convertible subordinated notes (the “Notes”) for net proceeds of $170.0 million. The Notes are due December 1, 2006. The Notes are subordinated to any future senior indebtedness and other liabilities of the Company. The Notes are convertible, at the option of the holders, into common shares at a conversion rate of 55.0661 shares per one thousand dollars principal amount of Notes at any time before the maturity date, subject to adjustment in certain events. In lieu of issuing common shares, the Company may choose to make a cash payment equal to 105% of the value of the common shares issuable upon conversion. The Notes are redeemable at the Company’s option, in whole or in part, on or after December 3, 2004, at a redemption price of 100% plus accrued and unpaid interest. Each holder of the Notes has the right to cause the Company to repurchase all of such holder’s convertible notes at 100% of the principal amount plus accrued interest upon the occurrence of certain events, including but not limited to, liquidation, consolidation, merger or re-capitalization. Interest on the Notes is paid semi-annually in arrears on June 1 and December 1 of each year, beginning June 1, 2002. The related debt issuance costs of $5.0 million are amortized on the straight-line basis to the maturity date of the Notes. At March 1, 2003, $3.1 million debt issuance costs are included in the consolidated balance sheet in “Other long-lived assets.”

On September 11, 2003, the Company received notification from the Trustee for the Notes that, under the related indenture, an event of default had occurred as a result of the Company’s failure to remedy its noncompliance to timely file its Annual Report on Form 10-K within 60 days of receiving notice from the Trustee. The Trustee purports to declare all amounts owing on the Notes to be immediately due and payable. Accordingly, the Company has classified the entire balance of the Notes as a current liability in the consolidated balance sheet.

In the third quarter of fiscal year 2003, the Company repurchased $28.0 million in principal amount of its Notes for an aggregate price of $16.9 million plus accrued interest of $0.4 million. The gain on extinguishment of debt of $10.5 million, net of the write-off of related unamortized debt issuance costs of $0.6 million, is included in “Other income” in the consolidated statement of operations.

Included in “Interest expense” in the consolidated statement of operations is $0.8 million of charges for liquidated damages, payable to holders of its Notes for the Company’s failure to cause a shelf registration statement for the resale of the Notes, and the underlying common stock, to be declared effective within 180 days of the issuance of such Notes. The Company expects to incur approximately $0.2 million per quarter of liquidated damages relating to the remaining outstanding Notes until the resale registration statement relating to these Notes is declared effective, the Notes are sold under Rule 144, or the holding period under Rule 144(k) expires, whichever is earliest.

The Company had a $15.0 million credit facility available under a revolving line of credit. This borrowing facility did not require compliance with any financial covenants and could be withdrawn by the financial institution at any time. Historically, the Company had not drawn upon this facility but rather used it to secure standby letters of credit. At March 1, 2003, there was no indebtedness outstanding under this credit facility. In December 2003, the financial institution withdrew this facility due to the uncertainties surrounding the investigations into the Company’s accounting practices.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9. Income Taxes

The components of loss before provision for income taxes consisted of the following (in thousands):

Year Ended March 1, 2003
Domestic	$(88,701)
Foreign	1,754

$(86,947)

The provision for income taxes consisted of the following (in thousands):

Year Ended March 1, 2003
Current tax expense:
Federal	$—
State	8
Foreign	849

Provision for income taxes	$857

A reconciliation of the income tax (benefit) at the federal statutory income tax rate to the provision for income taxes is as follows (in thousands):

Year Ended March 1, 2003
Statutory federal income tax (benefit)	$(30,432)
Valuation allowance	31,372
Other	(83)

Provision for income taxes	$857

Prior to the spin-off from Cabletron on August 6, 2001, the Company’s operating results were included in Cabletron’s consolidated United States federal, state and certain foreign income tax returns. Effective as of August 7, 2001, the Company files its United States federal, state and foreign income tax returns on a separate basis. The Company has not recognized a deferred income tax benefit for net operating losses incurred after the contribution by Cabletron of assets related to the Company’s business on August 28, 2000. Cabletron utilized certain of the Company’s losses incurred prior to the contribution by Cabletron of assets. The remaining losses represent deferred tax assets inherited by the Company as a result of the spin-off transaction or losses sustained thereafter for which a full valuation allowance has been recorded. Due to the Company’s history of pre and post spin-off operating losses, management has concluded that, after considering all the available objective evidence, it is more likely than not that the deferred tax assets will not be realized.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant portions of federal deferred tax assets (liabilities) are comprised of the following (in thousands):

March 1, 2003
Deferred tax assets:
Loss and tax credit carryforwards	$105,094
Accruals and other reserves	2,342
Inventory	4,966
Depreciation and amortization	2,288
Accounts receivable	50
Deferred income and revenue	1,984
Investments	15,112
Capitalized research and development	2,596
Stock-based compensation	1,099

Gross deferred tax assets	135,531

Less: Valuation allowance	(127,992)

Net deferred tax assets	7,539

Less: Deferred tax liabilities:
Acquisition related intangibles	(7,119)
Other	(420)

Gross deferred tax liabilities	(7,539)

Net deferred tax assets	$—

The valuation allowance for deferred tax assets increased by $32.0 million for the fiscal year ended March 1, 2003, after the revisions to deferred tax assets resulting from the net impact of restatement adjustments for fiscal year 2002 are considered.

As of March 1, 2003, certain of the Company’s foreign subsidiaries had undistributed foreign earnings of $2.9 million in the aggregate that are considered permanently reinvested offshore. No U.S. domestic income taxes would have to be provided if such earnings were repatriated to the U.S. due to the Company’s tax net operating loss carryforwards.

As of March 1, 2003, the Company has $255.9 million and $38.9 million of federal and state net operating loss carryforwards, respectively, that will expire in fiscal years 2009 through 2023, of which $50.5 million represents deductions from exercises of stock options and $9.4 million are limited pursuant to Internal Revenue Code Section 382. As of March 1, 2003, the Company has $13.7 million of tax credit carryforwards that will expire in fiscal years 2009 through 2023, of which $0.5 million are related to acquired subsidiaries and are limited pursuant to Internal Revenue Code Sections 382 and 383. Internal Revenue Code Sections 382 and 383 impose an annual limitation on the utilization of net operating loss carryforwards and tax credit carryforwards following ownership changes. An ownership change is generally defined as a change in more than 50 percent of the ownership of the company. The tax benefits relating to the exercise of stock options by Riverstone employees will result in a benefit to additional paid-in capital and a reduction to the valuation allowance when, and if, realized.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Tax Sharing Agreement

Effective as of June 3, 2000, and in anticipation of the August 28, 2000 contribution to Riverstone of the Cabletron-owned assets related to the Riverstone business, the Company and certain other former subsidiaries of Cabletron entered into a Tax Sharing Agreement with Cabletron (the “Tax Sharing Agreement”). Pursuant to the terms of the Tax Sharing Agreement and subsequent to the August 28, 2000 asset contribution date, Cabletron is required to reimburse the Company for any tax net operating losses or tax credits attributable to the Company that are used by Cabletron, and the Company is required to reimburse Cabletron for any tax liabilities attributable to the Company that are paid by Cabletron. No amounts were paid to or received from Cabletron in fiscal year 2003 in connection with the Tax Sharing Agreement and there were no outstanding amounts due to or from Cabletron as of March 1, 2003.

The Tax Sharing Agreement provided that for periods through and including the distribution by Cabletron of the Company’s capital stock held by Cabletron to its stockholders, Cabletron would file all consolidated, combined or unitary income tax returns required to be filed by Cabletron with respect to the Company. For all periods beginning before and through the Company’s distribution, the Company agreed to file all other income tax returns required to be filed and to be responsible for all taxes due in respect of such returns. The Tax Sharing Agreement also required Cabletron to pay all taxes due on returns filed by Cabletron. The Company was required to pay Cabletron an amount equal to its tax liability for periods covered by such returns, determined on a separate return basis, as determined by Cabletron in its sole discretion. The Tax Sharing Agreement also required Cabletron to pay the Company for any benefits realized by Cabletron or other related parties from the use of the Company’s tax attributes. The Tax Sharing Agreement also provided that Cabletron is required to pay any tax due and would receive all refunds arising from adjustments in respect of returns filed by it, and the Company must reimburse Cabletron for taxes to the extent attributable to it or its business.

The indemnity obligations of the Company and other related parties include taxes and any interest and penalties thereon for which the Company and other related parties are liable pursuant to the terms of the Tax Sharing Agreement.

If the distribution of the Company, or of another related party to the Tax Sharing Agreement, to Cabletron’s stockholders fails to qualify as a tax-free transaction, and such failure is the sole responsibility of the party whose stock is being distributed, or if such failure results from the stock of such party being acquired by one or more persons such that it is no longer treated as “qualified property” under section 355(c)(2) of the Internal Revenue Code, the party whose stock is being distributed shall indemnify each other party against any resulting taxes or other damages. If the Company’s distribution, or the distribution of another related party to the Tax Sharing Agreement, fails to qualify as a tax-free transaction, and such failure is the responsibility both of the party whose stock is being distributed and of Cabletron, the party whose stock is being distributed and Cabletron shall severally indemnify each other party against any resulting taxes or other damages, each in proportion to its market value. If the Company’s distribution, or the distribution of another related party to the Tax Sharing Agreement, fails to qualify as a tax-free distribution, and such failure is the sole responsibility of Cabletron, or if such failure results from the stock of Cabletron being acquired by one or more persons such that the stock that is being distributed is no longer treated as “qualified property” under section 355(c)(2) of the Internal Revenue Code, Cabletron shall indemnify each other party against any resulting taxes or other damages.

Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the group’s federal income tax liability. Accordingly, the Company and other related parties to the Tax Sharing Agreement could be required to pay a deficiency in the group’s federal income tax liability for a period during which the Company and other related parties were members of the group event if the Tax Sharing Agreement allocates that liability to Cabletron or another member.

RIVERSTONE NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Tax Sharing Agreement also assigns responsibilities for certain administrative matters such as the filing of returns, payment of taxes due, retention of records, and the conduct of audits, examinations or similar proceedings.

Note 10. Comprehensive Loss

The components of comprehensive loss for fiscal year 2003 were as follows (in thousands):

Year Ended March 1, 2003
Net loss	$(87,804)
Other comprehensive income (loss):
Unrealized gains arising during fiscal year 2003	3,137
Less: net gains on investments realized and included in net loss	(3,147)
Foreign currency translation adjustment	1,091

Total comprehensive loss	$(86,723)

The components of accumulated other comprehensive income were as follows (in thousands):

March 1, 2003
Unrealized gain on investments (net of tax effect of $420)	$618
Foreign currency translation adjustment	882

Accumulated other comprehensive income	$1,500

Note 11. Stockholders’ Equity

The Riverstone 2000 Equity Incentive Plan (“2000 Plan”) provides for the grant of awards to employees, directors, consultants, and advisors. Awards under the 2000 Plan may consist of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, deferred stock awards, performance awards, other stock-based awards and loans and supplemental grants. A total of 56.1 million shares of common stock were reserved for issuance under the 2000 Plan at March 1, 2003. The number of shares of stock available for grant under the 2000 Plan automatically increases on the first day of each fiscal year, beginning with fiscal year 2003 and continuing through fiscal year 2006, by a number of shares equal to five percent of the total number of shares of stock outstanding on the last trading day of the immediately preceding fiscal year, but in no event shall any such annual increase exceed 10,000,000 shares.

No participant may be granted options or stock appreciation rights in any calendar year with respect to more than 8,500,000 shares of common stock. Under the 2000 Plan, no more than 5,000,000 shares may be awarded to any participant as a stock-based performance award in any three-year period, and no more than $5 million may be paid to any participant for any year under a cash performance award. The 2000 Plan is administered by Riverstone’s Board of Directors or by a committee of the Board, which determines the terms of awards subject to the provisions of the 2000 Plan.

Stock options granted to employees or directors under the 2000 Plan generally vest as to one-quarter of the shares on the first anniversary of the grant date with the remainder vesting monthly over the following three years. In the event of a sale or other change in control of the Company, such a transaction would trigger immediate vesting of options that would have otherwise vested over a period of at least 7 months. The exercise price of options is the fair market value of the Company’s stock as determined by the Company’s Board of

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Directors on the date of grant. Stock options granted under the 2000 Plan generally expire 10 years from the date of grant. Upon termination of employment, unvested stock options are canceled and the vested options are exercisable for up to ninety days. Special rules apply when termination results from death or disability.

At March 1, 2003, the Company also has stock options outstanding to purchase 88,297 shares granted under a prior plan, the Cabletron Equity Incentive Plan (“Cabletron Plan”), as a result of the Company’s formation described in Note 1. Terms for these options are substantially similar to those in the 2000 Plan. Collectively, the 2000 Plan and the Cabletron Plan are the “Stock Plans.”

The following table reflects activity and exercise prices of stock options for the Stock Plans (shares in thousands):

	Shares	Weighted Average Exercise Price

Options outstanding, March 2, 2002	32,682	$5.61
Granted	8,350	2.54
Exercised	(103)	3.43
Cancelled	(11,614)	6.85

Options outstanding, March 1, 2003	29,315	$4.22

Options exercisable at March 1, 2003	18,306	$4.42

Options available for grant at March 1, 2003	18,957

The weighted-average grant date fair value of options granted under the 2000 Plan during fiscal year 2003 was $2.05 per share.

The following table summarizes information concerning currently outstanding and exercisable Stock Plan options as of March 1, 2003 (shares in thousands):

	Options Outstanding			Options Exercisable
		Weighted Average			Weighted Average Exercise Price
Range of Exercise Prices	Number Outstanding	Remaining Life (Years)	Exercise Price	Number Outstanding
$ 0.02 - $ 2.32	3,922	9.4	$1.83	674	$2.23
$ 2.35 - $ 3.82	20,258	7.3	$3.50	14,287	$3.50
$ 4.11 - $12.00	4,480	7.9	$8.18	2,921	$8.03
$ 12.09 - $23.66	655	7.5	$13.85	424	$13.97

	29,315	7.7	$4.22	18,306	$4.42

In connection with certain stock option grants to employees, the Company recorded $11.1 million of unearned stock-based compensation for the excess of the deemed fair market value over the exercise price at the date of grant and the change in status of one individual from a Cabletron employee to a Riverstone employee during the fiscal year ended March 3, 2001. The compensation expense is being recognized over the options’ vesting period of four years. As a result, the Company recorded stock-based compensation expense of $3.1 million for the fiscal year ended March 1, 2003. In the fourth quarter of fiscal year 2003, the Company recorded $11.6 million of unearned stock-based compensation for the excess of the deemed fair market

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value over the exercise price of unvested stock and options granted in connection with the Pipal acquisition. The Company’s stock-based compensation expense is scheduled to be $5.7 million, $4.6 million, $3.3 million and $0.4 million during its fiscal years 2004, 2005, 2006 and 2007, respectively.

Stock Option Exchange Program

On October 15, 2002, the Company filed a Tender Offer Statement on Schedule TO (the “Offer”) with the SEC relating to a stock option exchange program offered to the Company’s employees, other than the Company’s executive officers and directors. Under the Offer, the Company would offer to exchange outstanding vested and unvested stock options held by eligible employees for replacement stock options. Depending upon the exercise price per share underlying the employee’s tendered stock option, the number of shares of common stock underlying the replacement stock option would equal 0.25 to 1.0 times the number of shares underlying the tendered option. Alternatively, eligible employees holding a stock option with an exercise price per share greater than or equal to $10.00 were entitled to tender such option for either a replacement option or a cash payment equal to $0.50 multiplied by 25% of the aggregate number of shares underlying the tendered option (rounded down to the nearest whole share), less any applicable withholding taxes or charges. Under the terms of the Offer, an eligible employee who elected to tender any option was also required to exchange any other options granted to such employee within the six months prior to October 15, 2002, regardless of the exercise price per share underlying such options, and all options with an exercise price per share greater than or equal to $5.00 per share.

On November 14, 2002, approximately 140 employees eligible to participate in the Offer tendered stock options to purchase an aggregate of 5.6 million shares of Riverstone common stock with exercise prices ranging from $1.40 to $23.66 per share. On May 21, 2003 replacement stock options were granted to purchase 2.7 million shares of the Company’s common stock, each with an exercise price of $1.45 per share. Due to employee attrition, new stock option grants were not made with respect to 0.4 million stock options subject to cancellation on November 14, 2002. The replacement stock options were vested at the time of grant to the same extent that the tendered stock options would have been vested had they not been tendered for exchange and continue to vest on the same schedule as the tendered stock options.

Certain employees eligible to participate in the Offer tendered an aggregate of 304,800 shares of Riverstone’s common stock underlying options and, subject to the terms and conditions of the Offer, received cash payments in the aggregate amount of $38,100 (which amount includes applicable withholding taxes) in exchange for the cancellation of their tendered options. In order to receive the replacement stock option grant or the alternative cash payment, an employee must have remained employed with the Company or one of its subsidiaries until the date on which the replacement stock options were granted.

Employee Stock Purchase Plan

In July 2001, the Board of Directors approved the adoption of Riverstone Networks 2001 Employee Stock Purchase Plan (the “ESPP”). A total of 1,000,000 shares of common stock were reserved for issuance under the ESPP. The number of shares reserved for issuance under the ESPP was scheduled to increase by 500,000 shares on the first day of each fiscal year from 2003 through 2006. The ESPP permits eligible employees to acquire shares of the Company’s common stock through periodic payroll deductions of up to 10% of base compensation. No employee may purchase more than $25,000 in fair market value of stock in each calendar year under the ESPP. The ESPP is implemented in a series of offering periods, each six months in duration. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company’s common stock on the first day of the applicable offering period or on the last day of the respective offering period.

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During fiscal 2003, 845,679 shares with a weighted-average price of $1.65 per share were issued under the ESPP. The weighted average fair value of shares issued under the ESPP for fiscal 2003 was $1.95 per share.

All shares reserved for issuance under the ESPP were exhausted upon the completion of the April 7, 2003 employee purchase. Accordingly, the ESPP was suspended by the Company’s Board of Directors. There are no additional shares reserved for future issuance.

SFAS 123 Assumptions and Fair Value

Pro forma information regarding net loss and net loss per share, as presented in Note 2, is required by SFAS 123, as amended by SFAS 148, and has been determined as if the Company had accounted for its Stock Plan and ESPP options under the fair value method of SFAS 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions.

	Fiscal Year Ended March 1, 2003
	Option Plan	ESPP
Expected life (in years)	4.0	0.5
Volatility	127.4%	133.0%
Risk-free interest rate	2.4%	1.1%
Dividend yield	—	—

Warrants

IPO Valuation Warrants. Because the gross price per share of common stock issued in the Company’s initial public offering multiplied by the number of shares of common stock outstanding immediately after the offering on a fully diluted basis exceeded $1.672 billion, the Company was required to issue to its strategic investors warrants to purchase 104,167 shares of the Company’s common stock, representing $1.25 million divided by the gross price per share paid in the offering. These warrants were issued on February 22, 2001, with an exercise price of $12 per share and expired unexercised on February 22, 2004.

Spin-Off Warrants. On August 6, 2001, concurrent with the distribution by Cabletron of Riverstone’s capital stock to its stockholders, the Company was required to issue warrants to its strategic investors to purchase 230,364 shares of Riverstone common stock. The number of warrants was based on the number of shares that the investors would have received in such distribution if the investors had exercised the Cabletron warrants that they held immediately prior to the record date related to the distribution. These warrants have a weighted average exercise price of $29.18 per share and expire on August 29, 2007.

Restricted Stock

On January 3, 2003, the Company issued 6.9 million shares of restricted common stock to the shareholders of Pipal Systems in connection with the acquisition of Pipal. Pursuant to the terms of the merger agreement, 5.2 million of these shares remained subject to repurchase by the Company at March 1, 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Shares Reserved for Future Issuance

Common stock reserved for future issuance was as follows (in thousands):

March 1, 2003
Stock option grants outstanding	29,315
Reserved for future stock option grants	18,957
Reserved for ESPP	654
Common stock warrants	335
Convertible subordinated notes	8,095

Total shares of common stock reserved for future issuance	57,356

Note 12. Other Income

The components of other income were as follows (in thousands):

Year Ended March 1, 2003

Interest and investment income, net	$11,806
Gain on extinguishment of debt	10,460
Foreign currency transaction losses	(1,939)
Other income	390

Total	$20,717

Note 13. Net Loss Per Share

Basic and diluted net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period.

Potential common shares are excluded from the diluted computation when they are antidilutive. The items excluded from the dilutive computation were as follows (in thousands):

Year Ended March 1, 2003

Outstanding stock options	29,315
Warrants	335
Convertible subordinated notes	8,095

In addition, 5.2 million common shares issued in connection with the Pipal asset purchase are excluded from basic and diluted shares outstanding as they are subject to lapsing rights of repurchase. These shares will be included in the per share computations as they vest over the remaining vesting period of up to four years from the acquisition date of January 3, 2003.

Note 14. Employee Benefit Plan

In March 2001, Riverstone established a 401(k) plan known as the Riverstone Networks 401(k) Plan (“the 401(k) Plan”), which provides a tax-qualified employee savings and retirement plan allowing eligible employees

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to make tax-deferred contributions. Under the 401(k) Plan, employees may contribute up to the lesser of 18% of their pre-tax salaries or the statutory limit per calendar year, which is $12,000 in calendar year 2003. In addition, unless determined otherwise by the Riverstone Board of Directors, the 401(k) Plan provides for a basic matching contribution each quarter on behalf of each eligible participant equal to the lesser of $250 or 50% of the participant’s elective contributions for the quarter. The 401(k) Plan also provides for a quarterly supplemental matching contribution equal to the lesser of $250 or 50% of the participant’s elective contributions if the Company’s performance meets a specified threshold. Employees become vested in the matching contributions according to a three-year vesting schedule based upon initial date of hire. The Company’s expense related to matching contributions to the 401(k) Plan for fiscal year 2003 was $229,000.

Note 15. Transactions With Related Parties

On April 12, 2000, Cabletron issued a note to Mr. Romulus Pereira, the Company’s former President and Chief Executive Officer, in the amount of $400,000 to be applied to the payment of certain taxes owed by Mr. Pereira with respect to Cabletron shares that he received in connection with Cabletron’s acquisition of Yago Systems, Inc. in 1998. The note originally bore interest at the rate of 6.46% per annum and was due in full on April 12, 2002. In August 2001, the note was transferred from Cabletron to Riverstone and in April 2002, Riverstone amended the note to bear zero interest and extended the due date to April 12, 2003. The note, plus accrued interest, was paid in full on May 22, 2003.

On April 17, 2000, Riverstone issued a promissory note to Mr. John Kern, the Company’s former Executive Vice President of Worldwide Sales and Services, in the amount of $250,000. The note was forgivable in the event that the market capitalization of Riverstone remained less than $5 billion for the mean average of 20 days prior to the completion of 24 months of Mr. Kern’s continuous employment from the date of the promissory note. This note and related imputed interest totaling $283,500 were forgiven in April 2002 pursuant to its terms and this amount was included in “Sales and marketing expense” in the consolidated statement of operations in fiscal year 2003.

Note 16. Reseller Litigation Settlement

On October 25, 2002, Riverstone and Tellabs Operations, Inc. (“Tellabs”) entered into a Settlement Agreement and Mutual General Release. Under the terms of the Settlement Agreement, Riverstone and Tellabs agreed to a dismissal of all pending claims in a suit brought by Tellabs against Riverstone on August 28, 2001 in the Chancery Division of the Circuit Court of Cook County, Illinois, as well as Riverstone’s counterclaims against Tellabs. Tellabs further agreed to pay Riverstone $12.0 million, approximately $0.5 million of which was designated as payment for outstanding invoices of past sales by the Company to Tellabs and recorded as revenue in the consolidated statement of operations. The Company recorded the remaining balance as “Reseller litigation settlement” in the consolidated statement of operations.

Note 17. Commitments and Contingencies

Operating Lease Commitments

The Company’s principal administrative, sales, marketing and research and development facility is located in an approximately 129,200 square foot facility located in Santa Clara, California. A subsidiary of Cabletron entered into a lease with respect to this facility in January 1999, and assigned this lease to the Company effective August 28, 2000 in connection with the Company’s separation from Cabletron. The initial term of the lease expires on February 28, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum payments as of March 1, 2003, under operating leases consist of the following (in thousands):

	Future Minimum Lease Payments	Future Sublease Income
Fiscal Year
2004	$4,261	$36
2005	4,177	36
2006	4,159	36
2007	305	6
2008 and thereafter	172	—

Total	$13,074	$114

Rent expense for the fiscal year ended March 1, 2003 was $4.7 million.

Inventory Purchase Commitments

The Company currently outsources all manufacturing to one company, Flextronics International, Ltd., which manufactures its products in San Jose, California. In connection with a standard operating agreement with Flextronics, the Company routinely accepts liability for inventory purchased by the manufacturer to support the Company’s forecast. Any products not shipped in accordance with the forecast are purchased by Riverstone in the following month. As of March 31, 2003, inventory purchase commitments to Flextronics totaled approximately $6.3 million.

Sales of Accounts Receivable

Historically, the Company sold certain trade accounts receivables to a third party finance entity, with limited recourse. According to the related accounts receivable sale agreements, the Company retains the servicing of these receivables. The sale of the accounts receivable is recorded at fair value with the difference between the carrying amount and fair value of the assets sold included in “Interest expense” in the consolidated statement of operations. This difference between the carrying value and the fair value is principally the estimated discount inherent in the sales agreement, which reflects the borrowing costs. In fiscal year 2003 the Company sold $13.8 million in receivables. Total interest expense recorded with respect to the accounts receivable sales was $0.9 million in fiscal year 2003. The Company discontinued its practice of selling accounts receivable in November 2002. At March 1, 2003, $1.5 million in sold trade accounts receivable remained outstanding.

Litigation Matters

Beginning in July 2002, several complaints were filed in the U.S. District Court for the Northern District of California, on behalf of purported classes of persons who purchased Riverstone’s securities at various times between August 10, 2001 and June 19, 2002. The complaints name as defendants the Company and certain of its officers and directors. They allege that the defendants violated federal securities laws by making false and misleading statements about the Company’s business and seek unspecified compensatory damages and other relief. On September 25, 2002, these actions were consolidated under the caption In re Riverstone Networks, Inc. Securities Litigation, Case No. C-02-3581 PJH. On October 28, 2002, the Court entered an order appointing a lead plaintiff and lead plaintiff’s counsel. On or about January 15, 2003, the plaintiffs filed a Consolidated

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Amended Complaint. In March 2004, the parties reached an agreement in principle to settle the class action. The settlement calls for Riverstone to pay $18.5 million to the plaintiff class, and is subject to final court approval, which is expected to occur later this calendar year. Pursuant to SFAS No. 5, Accounting for Contingencies (“SFAS 5”), the $18.5 million was accrued as a charge to “Securities litigation settlement charges” in the consolidated statement of operations.

In August 2002, a shareholder derivative lawsuit, captioned Bruhn v. Pereira, et al., No. CV810290, was filed in California Superior Court. The complaint alleges that the Company’s directors and officers made misrepresentations and/or omissions and breached their fiduciary duties to the Company in connection with the disclosure of the Company’s publicly reported financial results and statements and seeks unspecified damages as well as equitable and/or injunctive and other relief. On December 20, 2002, the defendants filed a demurrer to the complaint. On February 27, 2003, the plaintiff filed an amended complaint. On or about April 9, 2003, another shareholder derivative lawsuit, captioned Carrico v. Pereira, et al., No. CV816188, alleging substantially similar claims to the Bruhn complaint, was filed in California Superior Court. On April 23, 2003, the Bruhn and Carrico actions were consolidated under the caption In re Riverstone Networks, Inc. Derivative Litigation, No. CV810290. On or about May 28, 2003, the plaintiffs filed a consolidated shareholder derivative complaint. On or about February 14, 2003, a shareholder derivative lawsuit, captioned Watterson v. Pereira, et al., No. C03-0637, was filed in the U.S. District Court for the Northern District of California. In May 2004, the state and federal plaintiffs reached a settlement in principle with the Company. Under the agreed-upon settlement framework, the Company agreed to implement, or continue implementing, certain measures intended to improve corporate governance; in addition, the Company will pay plaintiffs’ attorneys fees of $1.75 million. The resolution of the cases is subject to drafting and approval of a final settlement agreement and release, which is expected to occur later this calendar year. Pursuant to SFAS 5, the $1.75 million was accrued as a charge to “Securities litigation settlement charges” in the consolidated statement of operations.

The Company is continuing to negotiate with its directors and officers’ liability insurers regarding the extent to which the insurers will reimburse settlement and defense costs in various legal and SEC matters. While the Company has received to date $6.3 million in reimbursement (none of which was received in fiscal year 2003), the insurers have reserved their rights to assert that the claims related to the shareholder lawsuits are excluded from coverage under the applicable policies. Accordingly, the Company has not recognized any insurance recoveries in income, but rather has classified recoveries to date as a liability pending final resolution with the insurers.

In April 2003 the SEC commenced an informal inquiry regarding the Company’s accounting practices. The SEC subsequently issued a formal order of investigation. The Company is cooperating fully with the SEC. However, responding to the SEC review has required and will likely continue to require significant diversion of management’s attention and resources in the foreseeable future. If the SEC elects to pursue an enforcement action, the defense against this type of action could be costly and require additional management resources. If the Company is unsuccessful in defending against this or other investigations or proceedings, it may face civil or criminal penalties or fines that would seriously harm Riverstone’s business and results of operations.

On November 13, 2003, a patent infringement action captioned Toshiba Corporation v. Juniper Networks and Riverstone Networks, Inc., C.A. No. 03-1035 (SLR), was filed in the United States District Court for the District of Delaware. Toshiba’s current complaint alleges that Riverstone infringes four patents relating to certain aspects of network communication. Toshiba is seeking to add two additional network communications patents to the lawsuit. Toshiba has not identified any specific Riverstone products or functionality of Riverstone’s products that would allegedly infringe those patents. Toshiba is seeking a permanent injunction and damages, but has not specified the amount of damages it is seeking. Toshiba also alleges that Riverstone has willfully infringed the patents, which could result in an award of increased damages and attorneys’ fees. Riverstone has denied that it

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infringes these patents and has counterclaimed that the patents are invalid. Trial has been set for March 6, 2006. The Company intends to defend the action vigorously.

In September 2003, Enterasys filed a demand for arbitration against Riverstone with the American Arbitration Association in Boston, Massachusetts. Enterasys alleges that Riverstone is responsible for reimbursing Enterasys for approximately $13 million in costs purportedly related to the portion of the former Cabletron Systems business spun off with Riverstone. Riverstone has denied the allegations, and intends to vigorously defend against Enterasys’ action. The arbitration hearing has been set for September 2004.

In December 2003, a breach of contract action captioned Global Asia Partners, LP v. Riverstone Networks, Inc., Case No. 103CV011109 was filed in the California Superior Court for Santa Clara County. Global Asia Partners (GAP) alleges that Riverstone breached the limited partnership agreement by failing to fund a capital call of approximately $1.1 million in May, 2003. GAP claims damages in the amount of the capital call, plus late fees and attorneys fees. In March 2004, GAP obtained a writ of attachment in the amount of approximately $1.3 million, and has served a notice that it intends to apply the writ to the Company’s bank accounts. On July 22, 2004, GAP filed an amended complaint adding a claim for anticipatory breach of contract in connection with the remaining $3.0 million of capital calls specified in the partnership agreement, and seeking damages in excess of $19.0 million including consequential damages. GAP has filed a motion for summary adjudication on the breach of contract claim only; that motion is scheduled to be heard on September 30, 2004. Riverstone has denied the allegations, and intends to defend the action vigorously.

In February 2004, a breach of contract action captioned U.S. Bank N.A. v. Riverstone Networks, Inc., Case No. 04-495, was filed in the United States District Court for the Northern District of California. U.S. Bank, trustee for the holders who purchased approximately $132 million of the Company’s Notes, alleges that Riverstone is in breach of the indenture, the terms of which govern the sale of the Notes. On April 2, 2004, Riverstone moved to dismiss the complaint. On May 3, 2004, U.S. Bank filed its papers in opposition to the motion to dismiss, and filed a motion for summary judgment, seeking immediate judgment in its favor. On July 12, 2004, the Court denied both the trustee’s motion for summary judgment and the Company’s motion to dismiss. Riverstone has denied the allegations, and intends to defend the action vigorously.

Based on information presently available, the Company does not believe that the outcome of the above described matters will have a material adverse impact on its results of operations, cash flows or financial condition beyond the amounts already recorded. It is possible, however, that an unfavorable resolution of any one or a combination of these matters could occur and materially affect the Company’s future results of operations, cash flows or financial position in a particular period. The Company is not aware of any other legal proceedings against it that, individually or in the aggregate, would have a material adverse effect on its business, operating results or financial condition. The Company may in the future be party to litigation arising in the course of its business, including claims that it allegedly infringes third-party patents, trademarks and other intellectual property rights. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Note 18. Guarantees

Some of the technology licenses granted by the Company contain provisions that indemnify licensees of the Company’s technology from damages and costs resulting from claims alleging that the Company’s technology infringes on the intellectual property rights of a third-party. The Company has historically received only a limited number of requests for indemnification under these provisions and has not been required to make material

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payments pursuant to these provisions. Accordingly, the Company has not recorded a liability related to these indemnification provisions.

Riverstone’s hardware warranty period is typically twelve months from the date of shipment. The Company estimates the costs that may be incurred under its warranty obligations and records a liability in the amount of such costs at the time revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims and cost per claim. The warranty accrual represents the best estimate of the amount necessary to settle future and existing claims on products sold as of the balance sheet date. The Company periodically assesses the adequacy of its recorded warranty reserve and adjusts the amounts in accordance with changes in these factors. The warranty accrual is included in “Accrued liabilities” on the consolidated balance sheet.

Changes in the warranty reserve were as follows (in thousands):

Year Ended March 1, 2003
Balance as of March 2, 2002	$844
Warranties provided	452
Actual costs incurred	(695)

Balance as of March 1, 2003	$601

See Note 9 for a description of certain indemnifications the Company has provided Cabletron and certain of its former subsidiaries pursuant to the Tax Sharing Agreement.

Note 19. Concentration of Manufacturing and Key Suppliers

The Company does not have internal manufacturing capacity. The Company currently outsources all manufacturing to one company, Flextronics International, Ltd., which manufactures its products in San Jose, California.

The Company currently purchases several key components used in the manufacture of products from single or limited sources and is dependent upon supply from these sources to meet its needs. The Company has worked with two suppliers to develop several key proprietary application specific integrated circuits (“ASICs”) which are custom designed integrated circuits built to perform a specific function more rapidly than a general purpose microprocessor. These proprietary ASICs are very complex and each supplier is currently the sole source supplier for the specific types of ASICs that it supplies to the Company. The Company does not have a long-term fixed price or minimum volume agreement with either of these suppliers.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20. Segment, Geographical and Significant Customer Information

The Company is organized around one reportable operating segment, metropolitan area networking equipment, from which it derives revenue from the sales of metro routers and provisioning solutions. Net revenues from unaffiliated customers by geographic region, which is based upon product shipment destination, are as follows (in thousands):

Year Ended March 1, 2003
Net revenues:
Americas	$21,306
Asia Pacific	35,215
EMEA	13,348

Total net revenues	$69,869

Substantially all of the Company’s assets are located in the United States.

Significant Customer Information

One customer accounted for 18% of net accounts receivable at March 1, 2003, and no customer accounted for more than 10% of total net revenues in fiscal year 2003.

Note 21. Subsequent Event

In June 2004, the Company signed an agreement to sell its XGS enterprise technology platform and the associated software licenses to the ProCurve Networking Business unit of Hewlett-Packard Company for $28 million. The transaction is part of Riverstone’s previously announced strategic decision to refocus on the service provider market. Under the terms of the transaction, ProCurve will obtain hardware design and software operating system technology along with all rights and interests needed to develop and manufacture products and solutions based on the XGS technology. The Company retains its ownership of the operating system software. The transaction closed and the funds were received by Riverstone in June 2004, and will be reported in its Quarterly Report on Form 10-Q for the fiscal quarter ended August 28, 2004. Riverstone has not yet assessed the impact on the carrying amounts of the major classes of assets and liabilities that would be included as a part of this disposal group; however, the total assets associated with this sale will not exceed the $8.8 million in unamortized intangible costs related to this technology and $0.2 million in net inventory carried on Riverstone’s financial statements at the date of the sale.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Riverstone Networks, Inc.

We have audited the accompanying consolidated balance sheet of Riverstone Networks, Inc. (the “Company”) as of March 1, 2003 and the related consolidated statements of operations, cash flows, and stockholders’ equity for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Riverstone Networks, Inc. at March 1, 2003, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/    ERNST & YOUNG, LLP

Palo Alto, California

September 1, 2004